Exhibit 99.23(a)(40)

                   MELLON INSTITUTIONAL FUNDS INVESTMENT TRUST


                           Certificate of Name Change

     The undersigned, being an Assistant Vice President and Secretary of Mellon Institutional Funds Investment Trust (the "Trust"), a Massachusetts business trust, DOES HEREBY CERTIFY that, pursuant to the authority conferred upon the Trustees of the Trust by Section 9.3 of the Declaration of Trust, dated August 13, 1986, as amended (as so amended, the "Declaration of Trust"), and by the affirmative vote of a majority of the Trustees at a meeting held on December 20, 2007, the Declaration of Trust and all Establishments and Designations of Series thereunder are hereby amended as set forth below:

     1. The name of the series designated "Mellon Equity Large Cap Growth Fund" is hereby changed to "Mellon Capital Large Cap Growth Fund."

     2. The name of the series designated "Mellon Equity Micro Cap Fund" is hereby changed to "Mellon Capital Micro Cap Fund."

     3. That said amendments to the Declaration of Trust shall be effective on January 1, 2008.

     The Trustees further direct that, upon the execution of this Certificate of Name Change, the Trust shall take all necessary action to file a copy of this Certificate of Name Change at any place required by law or by the Declaration of Trust.

     IN WITNESS WHEREOF, the undersigned has executed this certificate as of the 20th day of December, 2007.

                             MELLON INSTITUTIONAL FUNDS INVESTMENT TRUST


                                By:      /s/ DENISE B. KNEELAND
                                         ----------------------
                                Name:    Denise B. Kneeland
                                Its:     Assistant Vice President and Secretary